Exhibit 99.1

November 3, 2005

Mr. J. William Rhea, IV
107 Kollmeyer Circle
Austin TX 78734

Dear Mr. Rhea:

Please accept this letter as notification that, effective immediately, your employment by the Company has been terminated pursuant to section 3(c) of the Executive Employment Agreement between yourself and the Company made as of May 27, 2005.

As part of your employment by the Company, you agreed to devote substantially all of your attention and time to the business and affairs of the Company and, to the extent necessary to discharge your responsibilities as Chief Executive Officer, use your reasonable best efforts to perform faithfully and efficiently such responsibilities. The Board of Directors of the Company has now reviewed in detail your conduct during the five month period since the Company hired you as Chief Executive Officer.

The Board of Directors of the Company has determined that you have breached your duties and obligations to the Company, both contractual and fiduciary, in numerous ways and has resolved to terminate your employment by the Company. The Board of Directors has further determined that many of these breaches are either not “cureable” or that you have failed to cure (or commenced to cure) them, notwithstanding repeated instructions from the Board of Directors to do so. These breaches include (but are expressly not limited to):

1.

failing to discharge your obligations and responsibilities as Chief Executive Officer of the Company, failing to use your reasonable best efforts to perform faithfully and efficiently such obligations and responsibilities, and in fact acting negligently in your attempts to discharge your obligations and responsibilities, including failing to respond in a timely manner to repeated requests to prepare due diligence materials for presentation to investment banks and failing to establish internal controls and procedures appropriate for the operation of a public company;

2.	willfully and intentionally failing to obey the instructions of the Board of Directors of the Company;

3.

misappropriating the Company’s funds in the amount of $26,000 for your own personal benefit as detailed in the Report of the Special Committee of the Board of Directors of the Company dated October 29, 2005 (attached herewith). We note that the Board of Directors was forced to reach this conclusion as to $8,000 of “expense advances” upon your failure to submit the expense reports and original receipts to substantiate advances that you took from the Company in August, 2005 notwithstanding the direction by the Board of Directors to supply same;

4.	utilizing your position as the Chief Executive Officer of the Company, your control over the Company’s cash assets at the bank where you chose to have in excess of $4,000,000 of the Company’s funds to be deposited and Mr. Chester’s long-standing relationship with the bank officer in charge of the Company’s accounts to persuade the bank to extend to you personal financing;

5.

putting the Company at risk of being sued as a result of the prosecution of a personal lawsuit by you against certain investors in your former employer, Truestar Petroleum Corp., and willfully and intentionally failing to obey the instruction of the Board to withdraw this lawsuit or cause Truestar Petroleum Corp. to deliver to the Company a written releases in this matter, and breaching your representation to members of the Board of Directors of the Company that the Truestar matter would not interfere in any way whatsoever with the performance of your duties to the Company as Chief Executive Officer;

6.

making misrepresentations to members of the Board of Directors of the Company regarding actions that have been and would be undertaken by you, including but not limited to actions taken against the Company by investors in your former employer and the preparation of materials requested by prospective investors;

7.	failing to comply with the Company’s Code of Ethics and Business Conduct for Officers, Directors and Employees;

8.	removing from the Company’s premises files and records belonging to the Company; and

9.	failing to devote substantially all of your time and attention to the business and affairs of the Company.

Please also accept this letter as notice that the 5,000,000 shares of the Company’s common stock registered in your name are being returned to the treasury of the Company for cancellation pursuant to the terms of the Management Group Stock Pool Agreement between yourself and the Company dated June 7, 2005.

Demand has previously been made upon your to surrender to the Company all files and electronic data in your possession to the Company. Demand has also previously been made upon you to provide the Company with expense reports and original receipts to substantiate the advances that you took from the Company in August 2005, following your failure to comply with your undertaking to provide them to the Company by 8:30am on November 1, 2005. We note that you have not complied with either of these demands and we reiterate same.

Sincerely,

TERAX ENERGY INC.

By
The Board of Directors